Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Watson Pharmaceuticals, Inc.

Patty Eisenhaur (Investors)
(909) 493-5611
Chris Eso (Media)
(909) 493-4013

WATSON PHARMACEUTICALS REPORTS
SECOND QUARTER 2003 FINANCIAL RESULTS

— Revenues Increase 19 Percent to Record $356 Million —

— Company Reports EPS of $0.47 —

CORONA, CA — August 5, 2003 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, announced today net revenues increased 19 percent to a record $355.9 million for the second quarter ended June 30, 2003, compared to $300.1 million for the second quarter ended June 30, 2002.  Strong performances in the Company’s General Products and Generic divisions contributed to the revenue growth.  Net income for the second quarter was $50.7 million, or $0.47 per diluted share, compared to net income of $60.0 million, or $0.56 per diluted share, for the same period of 2002.  Net income for the second quarter of 2002 included a $32.0 million gain relating to the settlement of a legal dispute ($20.2 million net of tax, or $0.19 per share).

For the six months ended June 30, 2003, net revenues increased 18 percent to a record $692.8 million, compared to $585.8 million for the first six months of 2002.  Net income for the first six months of 2003 increased to $98.5 million, or $0.91 per diluted share, compared to net income of $92.0 million, or $0.86 per diluted share, for the same period of 2002 (inclusive of the gain on a legal settlement).

“Strong revenue growth in our General Products and Generic divisions, together with improved margins in our Generic business, have led to our impressive second quarter 2003 results,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “We are extremely pleased with the results of our second quarter, having achieved our fifth consecutive quarter of record revenues.”

Financial Highlights

Revenue from branded products increased 19 percent to a record $185.9 million for the second quarter of 2003, compared to $156.0 million in the prior year period, due to an increase in net revenues in the General Products division as a result of growth in Androderm sales, the introduction of Oxytrol™ and the addition of the Fiorinal® and Fioricet® product lines, which were acquired in February 2003.

Revenue from the Generic Division for the second quarter increased 19 percent to $161.3 million, compared to $135.0 million in the prior year period, due to new product launches and reintroductions and price increases on certain generic products.

Other net revenue was $8.7 million in the second quarter 2003, compared to $9.0 million in the second quarter 2002.

Gross profit increased 24 percent to $201.5 million in the second quarter, compared to $162.0 million in the prior year period, primarily due to the launch of higher margin products and price increases in the Generic business.  Gross profit margin increased to 57 percent for the second quarter 2003, compared to 54 percent in the second quarter of 2002 and 56 percent in the first quarter of 2003.

Research and development investment increased 30 percent to $25.7 million in the second quarter of 2003, compared to $19.8 million in the same period of 2002.  The increase was primarily due to increased investment in Watson’s pipeline of products, including clinical studies and expanded generic research and development programs.

Selling, general and administrative expenses for the second quarter of 2003 increased 21 percent to $72.2 million, compared to $59.6 million in the prior year period.  The increase was due to increased sales and marketing expenses associated with the launch of Oxytrol™ and increased expenses associated with Watson’s Enterprise Resource Planning initiative.

As of June 30, 2003, cash and marketable securities were $582.6 million.  For the three months ended June 30, 2003, cash flow from operations was $134.1 million.

Financial Outlook

Watson is providing the Company’s estimates for total revenues and diluted earnings per share for the third quarter of 2003 and estimates for the full year 2003 on a GAAP basis.  These estimates are based on the Company’s actual results for the first six months of 2003 and current prescription trends.

For the third quarter ending September 30, 2003, Watson forecasts that total net revenues will be approximately $350 million to $370 million.  Diluted earnings per share for the third quarter 2003 are estimated to be approximately $0.44 to $0.46 per share.

Revenue Estimates
Twelve Months Ending
December 31, 2003

Generic	$625	—	$650 million
Women’s Health	$365	—	$385 million
General Products*	$220	—	$235 million
Nephrology	$155	—	$165 million
Other	$35	—	$ 40 million

*Includes $25 — $40 million in Oxytrol sales.

For the full year ending December 31, 2003, the Company is increasing its estimates for total net revenues to approximately $1.40 billion to $1.47 billion, and full year diluted earnings per share estimates to $1.80 to $1.85.

Watson will host a conference call and webcast today at 8:30 a.m. Pacific Daylight Time to discuss second quarter 2003 results, third quarter and full year 2003 forecasts, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 1691943.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Daylight Time, Tuesday, August 12, 2003.  To access the live webcast, go to Watson’s Web site at www.watsonpharm.com and click on the Investors icon.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets and distributes branded and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; timely and successful implementation of strategic initiatives; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; patents and other intellectual property rights held by competitors and other third parties; difficulties or delays in manufacturing, the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003.

Watson reclassified its assets held for disposition for its Steris Laboratories, Inc. and Marsam Pharmaceuticals, Inc. facilities to assets held and used as of January 1, 2003.  The Company reclassified assets in its Condensed Consolidated Balance Sheets and operating expenses in its Consolidated Statements of Income for the 2002 periods to conform to current period presentation, which had no affect on net income or retained earnings.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2003 and 2002:

Watson Pharmaceuticals, Inc.

Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Net revenues	$355,880	$300,074	$692,802	$585,764
Cost of sales	154,376	138,085	303,977	273,773
Gross profit	201,504	161,989	388,825	311,991

Operating expenses:
Research and development	25,701	19,769	48,185	38,288
Selling, general and administrative	72,214	59,635	139,873	121,897
Amortization	17,785	14,542	36,220	27,836
Total operating expenses	115,700	93,946	224,278	188,021

Operating income	85,804	68,043	164,547	123,970

Other income (expense):
Equity in earnings (losses) of joint ventures	88	(755)	205	(1,814)
Gain on sales of securities	1,925	—	3,014	—
Gain on sale of subsidiary	—	—	15,676	—
Loss on early extinguishment of debt	—	—	(2,807)	—
Impairment of securities	(1,218)	—	(14,260)	—
Gain on legal settlement	—	32,000	—	32,000
Interest income	1,442	1,678	2,684	3,277
Interest expense	(7,580)	(5,783)	(12,921)	(10,943)
Other income (expense)	(844)	(14)	(1,438)	15
Total other income (expense), net	(6,187)	27,126	(9,847)	22,535

Income before income tax provision	79,617	95,169	154,700	146,505
Provision for income taxes	28,902	35,213	56,156	54,464
Net income	$50,715	$59,956	$98,544	$92,041

Per share amounts:
Diluted earnings per share	$0.47	$0.56	$0.91	$0.86

Diluted weighted average shares outstanding	108,334	107,229	107,847	107,315

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	June 30,	December 31,
	2003	2002
Assets

Cash and cash equivalents	$535,842	$230,155
Marketable securities	46,746	42,649
Accounts receivable, net	130,668	178,563
Inventories	375,798	348,773
Other current assets	117,672	113,311
Property and equipment, net	340,776	304,667
Investments and other assets	118,744	110,031
Product rights, net	1,031,046	889,027
Goodwill	446,288	446,288
Total assets	$3,143,580	$2,663,464

Liabilities & Stockholders’ Equity

Current liabilities	$330,669	$375,465
Long-term debt	722,320	331,877
Deferred income taxes and other liabilities	160,344	157,838
Stockholders’ equity	1,930,247	1,798,284
Total liabilities & stockholders’ equity	$3,143,580	$2,663,464